Plan and Agreement of Reorganization
           By Exchange By DIVERSIFIED RESEARCH, INC.
                      A Nevada Corporation
            Of its voting stock for Stock in and of
          DOLPHIN STUDIOS, GmbH, A German Corporation

     This Agreement is made and entered into by and between Diversified Research, Inc., a Nevada corporation (hereinafter sometimes called "Diversified"), Dolphin Studios, GmbH, a German corporation, (hereinafter sometimes called "Dolphin"), and MBO GmbH, a German corporation (hereinafter "Stockholder"), this 22nd day of October, 1996.

                            Article I

                           Plan Adopted

Section 1.01: Plan of Reorganization.

A plan of reorganization of Diversified and Dolphin is hereby adopted as follows:

a. Stockholder will transfer to Diversified all of its right, title, and interest in and to shares representing paid up capital of DM 350,000 comprising one hundred percent (100%) of the issued and outstanding shares thereof, pursuant to the terms and conditions hereinafter set forth.

b. In exchange for the shares transferred by Dolphin pursuant to this agreement, Diversified will cause to be issued and delivered to Stockholder or its designee Two Million (2,000,000) shares of Diversified's On Mil ($0.001) par value common stock constituting Eighty percent (80.00%) of the total shares of Diversified which will be outstanding immediately after closing. The said common stock of Diversified shall, when issued, be fully paid and non-assessable.

                          Closing Date

Section 1.02:

Subject to the conditions set forth herein, the plan of reorganization shall be closed and consummated on or before October 10, 1996, at such place as may be fixed by mutual consent of the parties. The date of such consummation is the "Closing Date" or "Closing" as referred to herein.

                                  Article II

   Covenants, Representations, and Warranties of Diversified Legal
                                   Status

Section 2.01:

Diversified is a corporation duly organized, validly existing and in good standing under the laws of Nevada with lawful power to conduct all businesses in which it is engaged in all jurisdictions in which it is found.

Section 2.02:

Diversified has an authorized capitalization of Fifty Million (50,000,000) common shares of On Mil ($0.001) par value. There are presently Five Hundred Thousand (500,000) shares thereof outstanding. Diversified warrants that there will immediately after the closing of this agreement, be not more than Two Million Five Hundred Thousand (2,500,000) common shares outstanding. There are no further contracts or other documents requiring the issuance of further shares of Diversified. There are no outstanding options, warrants, or securities convertible into common stock of Diversified.

                    Financial Condition

Section 2.03:

The financial statement of Diversified which is attached hereto as
Exhibit 1, fully and accurately represents the financial condition of Diversified at the date indicated.

        Performance Not Violative of Any Instrument

Section 2.04:

The performance of Diversified of its obligations under this agreement will not result in any breach of the terms of the conditions of, or constitute a default under, and agreement or instrument to which Diversified is a party, or by the terms of which Diversified is bound.

                     Material Contracts

Section 2.05:

Diversified is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay, or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

                            Litigation
Section 2.06:

There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Diversified in any court or regulatory agency, nor any orders, writs, or injunctions issued out of any such court or agency affecting Diversified.

                           Taxes

Section 2.07:

Diversified does not owe any state, federal, or local taxes and has filed all tax returns required to be filled by it excepting those related to accrued taxes for the current year, filings on which are not yet due.

                  Securities to be Issued

Section 2.08:

The shares of Diversified to be issued pursuant to this agreement are of On Mil ($0.001) par value and have equal voting rights as all other shares of Diversified outstanding. Dolphin and Stockholder hereby acknowledge their awareness that said shares will not, when issued, have been registered under either the Securities Act of 1933 or under the Uniform Securities Act of any state; but are being issued in reliance on the exemption from federal regulation provided by Section 4(2) of the Securities Act of 1933 for transactions not involving any public offering and from state registration by applicable isolated transaction exemptions. In connection therewith, Stockholder acknowledges, warrants, and represents as follows:

a. It has received and reviewed, as to Diversified, certain information prepared by Diversified pursuant to Rule l5c2-11 of the Exchange Act, including certified financial statements, prior to the completion of this transaction.

b. Stockholder is a person or business entity managed by persons of sufficient business experience to evaluate this transaction. Stockholder is financially able to bear the risk of its investment in Diversifieds common shares.

c. Stockholder is purchasing Diversified's shares for its own account, for purposes of investment and not with a view to distribution, except as hereinafter noted.

d. Stockholder consents to the placement on each certificate representing its shares of Diversified of a standard form investment legend stating that the shares are not registered under the Securities Act of 1993 and cannot be sold, hypothecated, or transferred without registration or under an appropriate exemption from registration. Stockholder acknowledges its familiarity with Rule 144 under the Securities Act of 1933 which generally governs resale of restricted securities, and further concedes that Diversified has not represented, directly or indirectly, that the exemption provided by that rule will ever be available to Stockholder or its assignees.

e. Stockholder hereby consents to the placement of"stop-transfer" instructions as to all shares issued to it hereunder.

                        Article III

Access to Business Records of Diversified Pending the Closing

Section 3.01:

Diversified will afford Dolphin and Stockholder or their accredited representatives, pending closing, full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of every kind of Diversified.

Section 3.02:

In addition, Diversified will permit Dolphin and Stockholder to make extracts or copies of all such documents and to supply such additional information or material as may be reasonably necessary to fully inform Dolphin and Stockholder of the condition of Diversified. All such information shall be held in confidence.

                         Article IV

   Covenants, Representations, and Warranties of Dolphin

                        Legal Status

Section 4.01:

Dolphin is a corporation duly organized existing, and in good standing under the laws of Germany, with legal authority to enter into this transaction.

                     Corporate Approval

Section 4.02:

Dolphin warrants that it has taken all corporate actions and duly adopted all resolutions required by its charters and by-laws to permit its officers to enter into this transaction as its authorized agents.

                     Material Contracts

Section 4.03:

Dolphin is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

                         Litigation

Section 4.05:

There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Dolphin in any court or regulatory agency which would bar or infringe the conveyances contemplated hereby or the value of the assets conveyed.

                           Taxes

Section 4.06:

Dolphin does not owe any state, federal, or local taxes, and has filed all tax returns required to be filed by it.

                         Article V

     Conduct of Business of Dolphin Pending the Closing

Section 5.01:

Dolphin shall be entitled to conduct their regular and ordinary business pending the closing.

                       Miscellaneous

Section 6.01: Notices.

Any notice or other communications required hereby shall be deemed delivered when deposited into the custody of Federal Express, DHL or Airbourne Freight, delivery prepaid, addressed to the respective corporate and individual parties hereto as set forth on Exhibit 2 hereto.

Section 6.02: Entire Agreement Counterparts.

This instrument and the exhibits and schedules hereto contain the entire agreement of the parties. It may be executed in any number of counterparts, each of which shall be deemed original, but such counterparts together constitute only one and the same instrument.
Section 6.03: Controlling Law.

The validity, interpretation of terms and performance of this agreement shall be governed by and constructed under the laws of Nevada, U.S.A.

WHEREFORE, we have set our hands hereto this 22nd day of October, 1996.

                                 DIVERSIFIED RESEARCH, INC.

                                 By:/s/
                                 DOLPHIN STUDIOS, GmbH

                                 By:/s/
                                 STOCKHOLDER

                                 /s/